EXHIBIT 99.1


FOR IMMEDIATE RELEASE


Contacts:
DOV Pharmaceutical, Inc.
(201) 968-0980
Barbara Duncan                Alan Beckhard
Chief Financial Officer       Manager, Investor Relations and Corporate
                                 Communications


                   DOV Pharmaceutical, Inc. Announces Amended
                  Agreement with Merck & Co., Inc. on its Novel
                                 Antidepressants


Hackensack, NJ, August 8, 2005. DOV Pharmaceutical, Inc (NASDAQ: DOVP) announced that DOV and Merck & Co., Inc. have amended their 2004 license agreement covering the clinical development activities of DOV 21,947 and DOV 216,303. Under the amendment certain development contemplated by the license agreement for DOV 21,947 will initially be undertaken by DOV. In addition, the amendment provides for the possible future expansion of the collaboration with Merck to include an additional triple reuptake inhibitor from DOV's preclinical pipeline if such compound is selected after certain testing has been completed by Merck. The amendment follows review of data from preclinical studies in models of depression and a pilot phase I biomarker study in normal volunteers. The further clinical testing intended by this amendment will permit the parties to collect and assess additional clinical data to better understand the properties and market potential of DOV 21,947.

The testing to be done by DOV comprises a phase 1b clinical trial in normal volunteers and two phase II clinical trials in depressed patients for DOV 21,947, as well as further research and development intended to characterize the compound.

If the phase II studies for DOV 21,947 are successful, DOV will be reimbursed by Merck for pre-agreed expenses and will receive a success premium. Subsequently, DOV could receive payment for achievement of certain clinical development and regulatory milestones pursuant to the existing agreement. Merck may additionally select a compound from DOV's preclinical pipeline. Both parties retain certain termination rights.

This amendment retains intact the milestones, royalties and business terms originally established in the license agreement. It furthermore retains DOV's co-promote rights.

Dr. Leslie Hudson, DOV's new president and CEO, commented, "We believe that the continued collaboration contemplated by this amendment is indicative of our productive and evolving relationship with Merck. I am pleased that these new studies will be undertaken with a view to understanding the early findings and evaluating the clinical utility of triple reuptake inhibitors. Results of a study on DOV 216,303 in patients with major depressive disorder with the SSRI citalopram as a comparator were suggestive of efficacy comparable to the SSRI. The study was started by DOV prior to the license to Merck. DOV 21,947 is the plus isomer of the racemate DOV 216,303 and therefore structurally related. DOV, confident of the worth of its development pipeline, looks forward to a solid, continuing relationship with Merck."


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                                      * * *

DOV will host a conference call on August 9, 2005 at 7:30 a.m. ET. The audio webcast can be accessed at http://www.dovpharm.com under Investor Relations and will remain archived on the website for 90 days. The dial-in numbers for the live teleconference are as follows: (Toll Free) 1-877-407-8031 and (International): 1-201-689-8031. A full replay of the conference call will be available through August 16, 2005. The replay can be accessed by dialing: (Toll
Free) 1-877-660-6853 and (International): 1-201-612-7415 and entering account # 286 and conference ID# 164290.

                                     * * *

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain, anxiety and depression. Our partner Neurocrine has filed two NDAs for the use of DOV's compound indiplon for the treatment of insomnia.



Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

      o demonstrate the safety and efficacy of product candidates at each stage of development;

      o meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

      o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

      o meet obligations and required milestones under our license and other agreements;

      o obtain and maintain collaborations as required with pharmaceutical partners;

      o     obtain substantial additional funds;

      o     obtain and maintain all necessary patents or licenses; and

      o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) regulatory approval for our product candidates may not be received or may be delayed, and (vi) performance of our licensees and collaborative partners on whom our success depends may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2005. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.